Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-134864

$1,200,000,000
Extendible Monthly Securities due June 20 2011
13 Month Initial Maturity – 5-year Final

Issuer:	American Express Credit Corporation

Issue Size:	$1,200,000,000

Credit Ratings:	Aa3/A+/A+ (Stable/Negative/Stable)

Form of Offering:	SEC-Registered

Lead Managers:	Merrill Lynch & Co.
RBC Capital Markets

Trade Date:	June 22, 2006

Settlement Date:	June 27, 2006 (T+3)

Initial Maturity Date:	July 20, 2007 (394 calendar days from and including Trade Date; < 397 days to satisfy 2a-7), or if such day is not a business day, the immediately preceding business day

Final Maturity Date:	June 20, 2011

Coupon:

1-month LIBOR (as described below) plus or minus a spread and payable monthly on a Act/360 day count basis subject to adjustment in accordance with the Modified Following Business Day convention. The interest rate for the initial interest reset period will be an interpolated rate based upon two-week LIBOR and one-month LIBOR minus the applicable spread of 0.03%.

	Interest Reset Dates		Coupon

	13 Mos. :	June 27 , 2006 to but excluding July 20, 2007	1M LIBOR – 0.03%
	Yr. 2:	July 20, 2007 to but excluding July 20, 2008	1M LIBOR Flat
	Yr. 3:	July 20, 2008 to but excluding July 20, 2009	1M LIBOR + 0.01%
	Yr. 4:	July 20, 2009 to but excluding July 20, 2010	1M LIBOR + 0.02%
	Yr. 5:	July 20, 2010 to but excluding June 20, 2011	1M LIBOR + 0.03%

Interest Payment Dates/Interest Reset Dates:

The 20th of each month, commencing on July 20, 2006, subject to adjustment in accordance with the Modified Following Business Day convention. Interest for the final interest period will be paid on the final maturity date.

Extension Option:

On the 20th each month, from July 20th, 2006 to June 20th, 2010 inclusive, whether or not such day is a business day (an Election Date), an Investor will have the right to extend the Maturity Date to the date occurring 366 calendar days from and including the 20th calendar day of the month following each such monthly Election Date. However, if that 366th calendar day is not a business day, the maturity of the notes will be extended to the business day immediately preceding such 366th calendar day.

Extension Notice Period:

From the 5th business day prior to each Election Date, until noon, NYC time, on the Election Date. If the Election Date is not a business day, the Notice Period will be extended until noon, NYC time, on the first business day following the Election Date. Each election will be revocable during each day of the Notice Period until noon, NYC time, on the last business day of the Notice Period relating to the applicable Election Date, at which time such notice will become irrevocable.

Business Day Convention:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York; provided that the day is also a London Business Day.

Underwriting Fee:	0.03%

Issue Price:	100%

All-In Price:	99.97%

Proceeds to Issuer:	$1,199,640,000

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Settlement & Form of Note:	Book-entry DTC

CUSIP Number(s):

025818 HB 4: if a holder elects not to extend the maturity on all or any portion of the principal amount of the Notes during any Extension Notice Period, a new CUSIP number will be assigned to Notes not subject to extension.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free : 866-500-5408